Calculation of Filing Fee Tables
S-8
Vericel Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock (no par value)	Other	1,000,000	$ 32.81	$ 32,810,000.00	0.0001531	$ 5,023.21
Total Offering Amounts:						$ 32,810,000.00		$ 5,023.21
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,023.21
Offering Note
[1]	1a. The securities registered include options and rights to acquire Common Stock. 1b. Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement also covers any additional securities that may become issuable under the Vericel Corporation Amended and Restated 2015 Employee Stock Purchase Plan (the "Amended and Restated ESPP"), as amended from time to time, by reason of any stock split, stock dividend or similar transaction. 1c. Represents 1,000,000 additional shares of Common Stock reserved for issuance under the Amended and Restated ESPP. 1d. Estimated pursuant to Rule 457 promulgated under the Securities Act solely for purposes of calculating the registration fee and based upon the average of the high and low prices of the Common Stock on May 5, 2025, as reported on the NASDAQ Stock Market, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the Amended and Restated ESPP. 1e. The Registrant does not have any fee offsets.